MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
             PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10KSB of Western Sierra Mining Corp. of our report dated October 15, 2008 on our audit of the financial statements of Western Sierra Mining Corp. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006, 2005 and from inception on February 25, 2003 through December 31, 2006, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
October 20, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501